EXHIBIT 99.1



Gasco Energy, Inc. Prices Public Offering of Common Stock

April 10, 2007 9:00 a.m. EDT

DENVER, Colorado--(PRNewswire)--April 10, 2007-- Gasco Energy, Inc. (Amex: GSX) ("Gasco") announced today that it has priced a public offering of 10,000,000 shares of its common stock for gross proceeds of approximately $19.3 million. Gasco intends to use the net proceeds of the offering for general corporate purposes.

J.P. Morgan Securities Inc. will serve as sole underwriter for the offering. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Gasco, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

    CONTACT: Gasco Energy, Inc., Denver
             King Grant, 303-483-0044
             or
             Mark Erickson, 303-483-0044
    SOURCE:  Gasco Energy, Inc.